Exhibit 10.13

FORM OF CO-PACK AGREEMENT

     THIS CO-PACK AGREEMENT (“Agreement”) is dated and effective as of [___], 2005 (“Effective Date”), by and between Dean Foods Company (“Dean”), a corporation organized and existing under the laws of the State of Delaware, and TreeHouse Foods, Inc. (“TreeHouse”), a corporation organized and existing under the laws of the State of Delaware.

RECITALS

     WHEREAS, Dean, through its subsidiaries, operates the Specialty Foods Group, Mocha Mix®, Second Nature®, and food service dressings businesses (the “Transferred Businesses”);

     WHEREAS, the Board of Directors of Dean has determined that it would be advisable and in the best interests of Dean and its stockholders for Dean to transfer and assign, or cause to be transferred and assigned, to TreeHouse the business, operations, assets and liabilities related to the Transferred Businesses;

     WHEREAS, the date on which the above transaction is to become effective is referred to as the “Distribution Date” as defined in that certain Distribution Agreement between Dean and TreeHouse, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Distribution Agreement”);

     WHEREAS, following the Distribution Date, Dean desires to obtain a supply of imitation sour cream and dip products as more fully described on Exhibit A, which is attached to and made a part of this agreement (the “Dean Products”) and TreeHouse desires to supply the Dean Products to Dean under the terms of this Agreement; and

     WHEREAS, following the Distribution Date, TreeHouse desires to obtain a supply of Mocha Mix® and Second Nature® products as more fully described on Exhibit B, which is attached to and made a part of this agreement (the “TreeHouse Products” and, together with the Dean Products, the “Products”) and Dean desires to supply the TreeHouse Products to TreeHouse under the terms of this Agreement;

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties do hereby agree as follows:

     1. Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

     a. “Co-Packer” shall mean: (i) Dean, when the Products to be co-packed are TreeHouse Products and (ii) TreeHouse, when the Products to be co-packed are Dean Products.

     b. “Buyer” shall mean: (i) TreeHouse, when the Products to be co-packed are TreeHouse Products and (ii) Dean, when the Products to be co-packed are Dean Products.

     2. Purchase and Sale of Products. Throughout the Term of this Agreement, and subject to the terms and conditions set forth herein, Buyer shall place orders with Co-Packer, and Co-Packer shall sell and deliver to Buyer, quantities of the Products.

     3. Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect (a) with respect to the Dean Products, for a period of twenty-four (24) months and (b) with respect to the TreeHouse Products, until July 31, 2005 (subject to an extension until September 30, 2005 if due to unforeseen circumstances the transition of production at the City of Industry South plant facility cannot be completed by July 31, 2005) (the “Term”).

     4. Orders; Delivery; Transfer of Title.

          a. Orders. Buyer shall submit orders for Products to Co-Packer pursuant to such terms, conditions and procedures as may be mutually and reasonably agreed upon by the parties, including procedures to be utilized for canceling or modifying any such orders after submittal. Without limiting the generality of the foregoing, it is specifically understood and agreed that if Buyer cancels or modifies a previously submitted order, then Buyer shall be obligated to purchase any and all Products so ordered which Co-Packer has commenced to manufacture, or for which Co-Packer has acquired ingredients, materials or packaging which may not otherwise be reasonably used in the normal course of Co-Packer’s operations, at the time of such cancellation or modification. All purchase orders shall be subject to acceptance by Co-Packer, shall be in a form reasonably acceptable to both parties and shall clearly indicate the amount and kind of Products desired as well as the desired pick-up/delivery date.

          b. Delivery. Co-Packer shall deliver the Products as directed by Buyer. For the avoidance of doubt, Buyer shall also have the right to pick up the products at Co-Packer’s facility.

          c. Transfer of Title to Products. Property, title and risk of loss with respect to all Products sold hereunder shall pass from Co-Packer to Buyer upon the earlier of (i) tender of possession to Buyer, if Buyer receives shipment of Products at Co-Packer’s designated facility, or (ii) tender of possession to a carrier, if Products are delivered by a carrier arranged or approved by Buyer.

     5. Prices; Payment Terms.

          a. Prices. Prices for Products ordered by Buyer shall be calculated as set forth on Schedule 5(a) attached hereto. Buyer shall have the right to audit Co-Packer’s cost records (as they relate to the Products co-packed for Buyer) from time to time in order to verify Co-Packer’s cost, and Co-Packer agrees to provide Buyer with all cost-related information Buyer may reasonably request in order to perform such audits.

          b. Payment Terms. Co-Packer will issue invoices to Buyer for all Products purchased hereunder, and Buyer shall pay all invoices received from Co-Packer (without deduction or set-off) pursuant to this Agreement in full within twenty-one (21) days of receipt thereof.

          c. Non-Payment. In addition to any other rights and remedies Co-Packer may have with respect to Buyer’s failure to fully and timely pay any amounts due hereunder, any amounts not paid when due shall be subject to an interest charge of one and one-half percent (1 1/2%) per month computed from the applicable due date, or the maximum rate legally permitted, whichever is less.

     6. Warranties.

          a. Co-Packer’s Warranties. Co-Packer represents and warrants to Buyer that (i) all Products provided to Buyer pursuant to this Agreement shall be produced and packaged in accordance with the Federal Food, Drug and Cosmetic Act, as amended (the “FDA Act”) and all other applicable federal, state and local laws, rules and regulations; (ii) no Products provided to Buyer pursuant to this Agreement shall be an article which may not, under the applicable provisions of the FDA Act, be introduced into interstate commerce; (iii) all packaging material utilized in connection with the Products provided to Buyer pursuant to this Agreement shall be free of any poisonous or deleterious substance which may make the Products enclosed therein fail to conform to clause (i) or (ii) of this paragraph; and (iv) Co-Packer shall conduct tests reasonably necessary to ensure that the Products provided to Buyer pursuant to this Agreement are safe for human consumption and conform to the requirements of this Agreement when delivered to Buyer.

          b. DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER CO-PACKER NOR ANY OF ITS DIRECT OR INDIRECT SUBSIDIARIES OR AFFILIATED ENTITIES MAKES ANY, AND HEREBY DISCLAIMS ALL, OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTY OF FITNESS FOR ANY PURPOSE.

          c. Labeling Elements. Notwithstanding any other provision set forth in this Agreement, it is specifically understood and agreed that all labels utilized in connection with the Products, including but not limited to the design, content, wording, artwork, label features, batch codes, date codes, logos, trademarks (registered and unregistered), service marks, trade names and trade dress set forth thereon (as such may be changed from time to time, “Labeling Elements”) shall be prescribed by Buyer, and Buyer shall be solely responsible therefor, including but not limited to their compliance with all applicable federal, state and local laws, rules and regulations. Buyer is, and shall at all times during the Term remain, the exclusive owner of all rights to the use of any and all designs, logos, trademarks (registered or unregistered), service marks, trade names and trade dress included within the Labeling Elements. For the Term of this Agreement, Buyer grants to Co-Packer a non-exclusive royalty-free license, without the right to sublicense, to use all Labeling Elements in connection with Co-Packer’s manufacturing, packaging and sale of Products to Buyer in accordance with the terms of this Agreement.

          d. Compliance With Laws. Each party shall comply with all federal, state and local laws, rules and regulations that apply to its performance hereunder, including without limitation, possessing and maintaining all necessary permits and licenses.

     7. Indemnities.

          a. Co-Packer Indemnity. Co-Packer shall indemnify, defend and hold harmless Buyer and each of its subsidiaries and affiliated entities, and the officers, directors, employees, agents, representatives, shareholders, predecessors, successors and assigns of each of them, from and against any and all claims, demands, causes of action, damages, losses, liabilities, judgments, costs, fees and expenses (including, without limitation, reasonable costs and expenses of investigation and settlement and reasonable attorneys’ fees and expenses) (collectively, “Losses”), to the extent arising out of or relating to any breach by Co-Packer of its representations, warranties, covenants or obligations set forth in this Agreement. Such indemnification obligations shall survive the expiration or termination of this Agreement.

          b. Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Co-Packer and each of its subsidiaries and affiliated entities, and the officers, directors, employees, agents, representatives, shareholders, predecessors, successors and assigns of each of them, from and against any and all Losses, to the extent arising out of or relating to (i) any breach by Buyer of its representations, warranties, covenants or obligations set forth in this Agreement, (ii) the handling of Products after title to such Products has passed to Buyer pursuant to the terms of this Agreement, (iii) the distribution, sale, advertisement, storage or transportation of the Products, or (iv) any Labeling Elements (including but not limited to any claims of infringement relating thereto). Such indemnification obligations shall survive the expiration or termination of this Agreement.

     8. Force Majeure. Any delays in or failure of performance by any party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of such party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; power failure; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of such party. Such party’s obligations shall be suspended, without liability to the other party, to the extent of such inability to perform; provided, however that a party shall not be relieved of its obligation to make payments as and when due.

     9. Confidentiality. The specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a party in conjunction herewith are confidential and are subject to the terms of the confidentiality provisions of the Distribution Agreement.

10. Termination Due To Breach or Financial Condition.

          (a) This Agreement may be terminated:

               (i) by either party upon written notice if the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. (or any similar petition under any insolvency law of any jurisdiction), proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of such party; and

               (ii) by either party at any time upon any material breach by the other party of the terms of this Agreement which remains uncured thirty (30) days following written notice of such breach.

          (b) Termination of this Agreement shall not release either party from any obligation accrued prior to the date of such termination or from any obligations continuing beyond the termination of this Agreement.

     11. Equipment. During the term of this Agreement, TreeHouse shall maintain any equipment or other property of Dean relating to the services provided hereunder which is in TreeHouse’s control or possession and which is not a Transferred Asset under the Distribution Agreement (“Dean Equipment”) in good operating condition, ordinary wear and tear excepted. TreeHouse shall be responsible for loss or damage to any Dean Equipment while under the control of TreeHouse. In addition, TreeHouse shall not use any Dean Equipment to manufacture products for sale to a third party other than Dean. Upon termination of this Agreement, TreeHouse shall be obligated to return to Dean, as soon as reasonably practicable, all Dean Equipment.

     12. Independent Contractors. The parties are providing the services pursuant to this Agreement as independent contractors and the parties hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.

     13. Assignment. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

     14. Miscellaneous.

          a. Governing Laws. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware.

          b. Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          c. No Consequential Damages. Notwithstanding any other provision set forth in this Agreement, in no event (including, without limitation, any termination of this Agreement with or without cause) will either party be liable to the other party for any indirect, special or consequential damages whatsoever (including, without limitation, lost profits) arising out of or relating to this Agreement or either party’s performance under this Agreement.

          d. Entire Agreement; Amendments. This Agreement, including the Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the parties with respect to such subject matter. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties.

          e. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          f. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (i) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (ii) confirmed delivery of a standard overnight courier or when delivered by hand or (iii) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Dean, to:

Dean Foods Company
2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Telephone: (214) 303-3413
Fax: (214) 303-3853
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, N.W.
Washington, D.C. 20037
Telephone: (202) 663-6000
Fax: (202) 663-6363
Attention: Erika L. Robinson

If to TreeHouse, to:

TreeHouse Foods, Inc.
857-897 School Place
P.O. Box 19057
Green Bay, Wisconsin 54307
Telephone: (920) 497-7131
Fax: (920) 497-4604

Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Winston and Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Fax: (312) 558-5700
Attention: Bruce A. Toth

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

          g. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Co-Pack Agreement to be executed by their proper and duly authorized officers as of the date first set forth above.

DEAN FOODS COMPANY
By:
Name:
Title:

TREEHOUSE FOODS, INC.
By:
Name:
Title: